Exhibit 2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 15, 2014 (this “Agreement”), by and among Carmike Cinemas, Inc., a Delaware corporation (“Parent”), and A. Dale Mayo (the “Stockholder”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Digital Cinemas Destination Corp., a Delaware corporation (the “Company”), Parent and Badlands Acquisition Corporation, a Delaware corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of the Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of the Stockholder’s Existing Shares (as defined herein);

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Stockholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of the Company has adopted the Merger Agreement and approved the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Stockholder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company shall not be deemed an Affiliate of the Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” of the Stockholder (and the Stockholder’s “Covered Shares”) means shares of Company Common Stock or other voting capital stock of the Company and shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof, equal collectively to thirty-nine and one-half percent (39.5%) of the total voting power of the outstanding capital stock of the Company.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Existing Shares” of the Stockholder (and the Stockholder’s “Existing Shares”) means the shares of Company Common Stock set forth opposite the Stockholder’s name on Schedule 1 hereto.

“Expiration Date” shall mean the date that the Merger Agreement shall terminate in accordance with its terms.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1 Agreement to Vote.

(a) Subject to Section 2.1(c), the Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall:

(i) appear at each such meeting or otherwise cause the Existing Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) in each case to the fullest extent that the Covered Shares of the Stockholder are entitled to vote thereon or consent thereto, vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company’s Certificate of Incorporation) covering, all of such Covered Shares (A) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (C) against any Acquisition Proposal or Superior Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of his obligations under this Agreement, including (I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (II) a sale, lease or transfer of a material amount of assets of the

Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries or (III) any change in the present capitalization of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws.

(b) Subject to Section 2.1(c), the obligations of the Stockholder specified in this Section 2.1 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

(c) Notwithstanding anything to the contrary in this Agreement, in the event of an Adverse Recommendation Change made pursuant to Section 6.4(e) of the Merger Agreement and in compliance with the Merger Agreement, the obligation of the Stockholder to vote the Covered Shares shall be modified (without any further notice or any action by the Company or the Stockholder) such that (i) the Stockholder shall vote (or cause to be voted) such number of Covered Shares equal to thirty-three percent (33%) of the total voting power of the outstanding capital stock of the Company (the “Lock-Up Subject Shares”) as provided in Section 2.1(a) and (ii) the Stockholder, in his sole discretion, shall be entitled to vote (or cause to be voted), in person or by proxy, all of the remaining Existing Shares in excess of the Lock-Up Subject Shares in any manner he may choose.

(d) The Stockholder acknowledges that there are no appraisal or similar rights (including under Section 262 of the DGCL) in connection with the Merger and, if there was ever a determination that such rights existed, the Stockholder hereby waives, and agrees not to exercise or assert, any such rights.

2.2 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares of the Stockholder, (b) has not granted, and, except as permitted by Section 2.1(c)(ii) and Section 2.3, shall not grant at any time while the Merger Agreement remains in effect, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares of the Stockholder and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of his obligations under this Agreement. The Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Stockholder prior to the execution of this Agreement in respect of the voting of the Stockholder’s Covered Shares, if any, are not irrevocable and the Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Stockholder’s Covered Shares.

2.3 Proxy.

(a) The Stockholder hereby irrevocably appoints as his proxy and attorney-in-fact, Daniel E. Ellis, the Senior Vice President and General Counsel of Parent, and Richard B. Hare, the Senior Vice President and Chief Financial Officer of Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares of the Stockholder in accordance with Section 2.1 prior to the Expiration Date at the Company Stockholders’ Meeting and at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1 is to be considered; provided, however, that the Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, the Stockholder has not delivered to the Secretary of the Company at least ten business days prior to the meeting at which any of the matters described in Section 2.1 is to be considered, a duly executed irrevocable proxy card previously approved by Parent directing that the Covered Shares of the Stockholder be voted in accordance with Section 2.1. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate. The Stockholder (solely in his capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

(b) Notwithstanding Section 2.3(a), in the event of an Adverse Recommendation Change made pursuant to Section 6.4(e) of the Merger Agreement and in compliance with the Merger Agreement, the right and proxy of Parent and its designees to vote or to execute written consents with respect to the Covered Shares in the manner set forth in Section 2.3(a), and appointment as attorney-in-fact (the “Proxy”), shall be modified (without any further notice or any action by the Company or the Stockholder) such that: (i) the Proxy shall be limited to the Lock-Up Subject Shares and (ii) the Stockholder, in his sole discretion, shall be entitled to vote (or cause to be voted), in person or by proxy, all of the remaining Existing Shares in excess of the Lock-Up Subject Shares in any manner he may choose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of The Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite capacity, competency, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Expiration Date will be, Beneficially Owned and owned of record by the Stockholder. The Stockholder has good and valid title to the Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Common Stock (or any other equity interests of the Company) Beneficially Owned or owned of record by the Stockholder. The Stockholder has and will have at all times through the Expiration Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Expiration Date.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of his obligations under this Agreement will not, (i) to the knowledge of the Stockholder, conflict with or violate any Law applicable to the Stockholder or by which any of his assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder and/or any of his assets or properties is bound, except for any of the foregoing as would not impair the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of his obligations under this Agreement and the consummation by him of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC.

(e) Absence of Litigation. As of the date hereof, there is no litigation, action, suits or proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder and/or any of his Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder and the representations and warranties of the Stockholder contained herein. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

(g) Accredited Investor/Stockholder Has Adequate Information. The Stockholder is acquiring the Parent Common Stock to be issued in the Merger for the Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws and the Stockholder shall not dispose of such Parent Common Stock in contravention of the Act or any applicable state securities laws. The Stockholder is an “accredited investor”, as that term is defined in Regulation D promulgated under the Act. The Stockholder is a sophisticated seller with respect to the Existing Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Existing Shares and has independently and without reliance upon Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Parent has neither made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Merger Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Existing Shares by the Stockholder is irrevocable, and that the Stockholder shall have no recourse to the Existing Shares or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

(h) No Setoff. The Stockholder has no liability or obligation related to or in connection with the Existing Shares other than the obligations to Parent as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Existing Shares or affect the validity or enforceability of the Existing Shares.

3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers; Other Actions. Until the Expiration Date, the Stockholder agrees that he shall not (a) Transfer any of the Stockholder’s Existing Shares, Beneficial Ownership thereof or any other interest therein, (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement or (c) take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform his covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. The Stockholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Existing Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of the Stockholder’s Existing Shares (and any other Shares that are beneficially owned by the Stockholder), unless such transfer is made in compliance with this Agreement.

4.2 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares”, “Covered Shares” and “Lock-Up Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3 No Solicitation; Support of Acquisition Proposals.

(a) Prior to the Expiration Date, the Stockholder agrees that he shall not, and that he shall not authorize or permit any of his Representatives to, directly or indirectly, (i) initiate, solicit, induce or encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) furnish any information or data regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Person (other than Parent or Merger Sub) in connection with or in response to any Acquisition Proposal, (iv) enter into any letter of intent or agreement providing for, relating to or in connection with, any Acquisition Proposal or any proposal that may lead to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.4(c) of the Merger Agreement), or that requires the Company to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the transactions contemplated thereby, (v) approve, adopt, endorse or recommend an Acquisition Proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal or (vii) resolve, propose or agree to do any of the foregoing. The Stockholder shall, and shall cause his Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to an Acquisition Proposal. The Stockholder shall notify Parent promptly (but in any event within twenty-four (24) hours) orally and in writing of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Acquisition Proposal, and (A) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Acquisition Proposal and (B) if oral, a detailed summary thereof that is made or submitted by any third party during the period between the date hereof and the Closing. Any violation of this Section 4.3 by any of the Stockholder’s Representatives shall be deemed to be a violation by the Stockholder of this Section 4.3.

(b) For the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate of the Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of the Stockholder.

(c) This Section 4.3 shall not limit or affect the Stockholder’s rights and obligations pursuant to Section 6.4 of the Merger Agreement in his capacity as a director of the Company.

4.4 Notice of Acquisitions. The Stockholder agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

4.5 Further Assurances. From time to time, at Parent’s reasonable request and without further consideration, the Stockholder agrees to cooperate with Parent in making all filings and obtaining all consents of Governmental Entities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Company Proxy Statement/Prospectus the Stockholder’s identity and ownership of the Stockholder’s Existing Shares and the nature of the Stockholder’s obligations under this Agreement.

4.6 Release. From and after the Effective Time, the Stockholder finally and forever releases Parent and the Company, and their respective successors, assigns, Representatives and Subsidiaries, past and present, of Parent and the Company (the “Releases”) from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected

(each, a “Claim” and collectively, the “Claims”) that has arisen or arises directly and solely out of the Stockholder’s interest as a stockholder of the Company, except with respect to any such Claims arising against Parent under this Agreement or the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination.

(a) This Agreement shall remain in effect until the earlier to occur of the Effective Time or the Expiration Date. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Stockholder from any liability arising out of or in connection with a breach of this Agreement. In particular, without limitation, the liability of the Stockholder for damages and losses suffered by Parent as a consequence of any breach by the Stockholder shall not be extinguished by the payment or the coming due of the Termination Amount.

(b) This Agreement shall not be terminated by any act of the Stockholder, in the Stockholder’s capacity as such, or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events. If between the execution hereof and the Expiration Date, the Stockholder should die or become incapacitated, certificates representing the Existing Shares shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Stockholder hereunder shall be as valid as if such death or incapacity had not occurred, regardless of whether or not Parent has received notice of such death or incapacity.

5.2 No Ownership Interest. The Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the Stockholder’s Existing Shares shall remain vested in and belong to the Stockholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Existing Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

5.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by electronic mail, (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a)	if to Parent to:

Carmike Cinemas, Inc.
1301 First Avenue
Columbus, GA 31901
Attention: Daniel E. Ellis, Senior Vice President,

General Counsel and Secretary

email: dellis@carmike.com
telephone: (706) 576-3891

with copies to:

King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attention: Alan J. Prince

Justin M. King

facsimile: (404) 572-5133
email: aprince@kslaw.com

jking@kslaw.com

telephone: (404) 572-4600

(b)	if to the Stockholder, to the address set forth on Schedule 1;

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 5.3; provided that in order for an electronic mail to constitute proper notice hereunder, such email must specifically reference this Section 5.3 and state that it is intended to constitute notice hereunder.

5.4 Interpretation; Definitions. This Agreement shall be governed by the following rules of interpretation: (a) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears; (b) all references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the definitions given for terms throughout this Agreement shall apply equally to both the singular and plural forms of the terms defined; (e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America, (g) unless otherwise indicated, the word “day” shall be interpreted as a calendar day and “business day” shall be interpreted as any day on which commercial banks located in New York City are open for business; and (h) “Law” shall be interpreted as any law, statute, order, rule, regulation, judgment, decree, arbitration award, ordinance or judgment of any Governmental Entity.

5.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

5.6 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, the Superior Court for New Castle County in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims arising out of or related to this Agreement or any of the transactions contemplated by this Agreement must be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.3. Nothing in this Section 5.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

5.9 Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. Without limiting the generality of the foregoing, the Stockholder agrees with Parent that Parent shall be entitled to specific performance of the Stockholder’s obligations to abide by the covenants and obligations with respect to the Existing Shares of the Stockholder set forth herein. For the avoidance of doubt, any party hereto may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12 Action by Stockholder Capacity Only. Parent acknowledges that the Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Stockholder’s Existing Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by the Stockholder or its Affiliate or designee, or require the Stockholder or its Affiliate or designee to take any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

A. DALE MAYO

/s/ A. Dale Mayo

CARMIKE CINEMAS, INC.

By:	/s/ Daniel E. Ellis
Name:	Daniel E. Ellis
Title:	Senior Vice President

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Stockholder	Class	Number of Existing Shares
A. Dale Mayo	Class A Common Stock	12,067

Address: 37 Bay Point Harbour	Class B Common Stock	849,000
Point Pleasant, NJ 08742